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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G

                    Under The Securities Exchange Act of 1934

                                (AMENDMENT NO. )*

                          Spectra Physics Lasers, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    847568102
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 17, 2000
 -------------------------------------------------------------------------------
             (Date of Event which requires filing of this statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            \ \     Rule 13d-1(b)

            \x\     Rule 13d-1(c)

            \ \     Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO OF ABOVE PERSON

                          RICHARD K. TAYLOR

--------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a)     / /

                                                            (b)     / /

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                    USA
--------------------------------------------------------------------------------


                              5        SOLE VOTING POWER

                                        828,800
       NUMBER OF              --------------------------------------------------
  SHARES BENEFICIALLY         6        SHARED VOTING POWER
       OWNED BY
         EACH                               -
       REPORTING              --------------------------------------------------
      PERSON WITH             7        SOLE DISPOSITIVE POWER

                                        828,800
                              --------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                            -
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                            828,800
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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                                            -
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                            5.014%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!



ITEM  1 (a).   NAME OF ISSUER:

               Spectra Physics Lasers, Inc.

ITEM  1 (b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1335 Terra Bella Avenue
               Mountain View, California  94043

ITEM  2 (c).   NAME OF PERSON FILING:

               RICHARD K. TAYLOR

ITEM  2 (b).   ADDRESS OR PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               1205 MUIRLANDS DRIVE, LA JOLLA, CA

ITEM  2 (c).   CITIZENSHIP:

               USA

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:

               Common Stock

ITEM 2 (e).    CUSIP NUMBER:

               847568102

ITEM 3 (e)     IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) or
               240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

                      Not applicable.

ITEM 4. OWNERSHIP:

(a)     828,800

(b)     5.014%

(c)(i)  828,800

(ii)    0

(iii)   828,800

(iv)    0

ITEM 5. OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS: If this statement is being filed to report the fact that as of the date here of the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10.    CERTIFICATION:

           BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT BEING HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGE IN OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR A S A PARTICIPANT IN ANY TRANSACTION HAVING THAT EFFECT.

               SIGNATURE:
               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

     April 24, 2000                      /s/ Richard K. Taylor
--------------------------         By:   --------------------------------------
         DATED                           Richard K. Taylor, an individual